As filed with the Securities and Exchange Commission on February 18, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MEREO BIOPHARMA GROUP PLC

(Exact Name of Registrant as specified in its charter)

United Kingdom	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4th Floor

One Cavendish Place

London W1G 0QF

United Kingdom

+44 33 3023 7300

(Address including zip code of Principal Executive Offices)

Mereo BioPharma Group plc 2019 Equity Incentive Plan

Mereo BioPharma Group plc 2019 Non-Employee Equity Incentive Plan

(Full title of the plans)

Mereo US Holdings Inc.

251 Little Falls Drive

Wilmington, DE 19808

Telephone No.: +1 302 636 5401

(Name, address and telephone number, including area code, of agent for service)

Copy to :

David S. Bakst

Mayer Brown LLP

1221 Avenue of the Americas

New York, New York 10020

+1 212 506 2500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (4)
Ordinary shares, nominal value £0.003 per share(1)	5,234,938	$0.33	$1,727,530	$224.23

(1)

The ordinary shares, par value £0.003 per share (the “Ordinary Shares”) of Mereo BioPharma Group plc (the “Registrant”) registered hereunder may be represented by the Registrant’s American Depositary Shares (“ADSs”), with each ADS representing five Ordinary Shares. The Registrant’s ADSs issuable upon deposit of the ordinary shares have been registered under a separate registration statement on Form F-6 (333-223890).

(2)

Represents ordinary shares issuable pursuant to the Mereo BioPharma Group plc 2019 Equity Incentive Plan and the Mereo BioPharma Group plc 2019 Non-Employee Equity Incentive Plan (collectively, the “Plans”), which share a common Ordinary Share pool. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement is deemed to cover an indeterminate number of additional Ordinary Shares that may be offered or issued pursuant to Plans to prevent dilution resulting from any share dividend, share split or other similar transaction.

(3)

Computed solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act on the basis of 25.750 pence, the average high and low sale price of the Ordinary Shares of the Registrant on the Alternative Investment Market operated by the London Stock Exchange on February 13, 2020, converted into U.S. dollars at the noon buying rate of the Federal Reserve Bank of New York on February 7, 2020, of $1.2908 to £1.0000.

(4)

Pursuant to Rule 457(p) under the Securities Act, the Registrant hereby offsets the registration fee for this registration statement on Form S-8 against the registration fee of $10,022.00 previously paid by the Registrant in connection with the Registrant’s registration statement on Form F-1 (File No. 333-223883), initially filed by the Registrant with the Securities and Exchange Commission on March 23, 2018 and withdrawn by the Registrant on February 21, 2019 before it had become effective and before any securities were sold thereunder, of which $5,820.30 remains unused. Accordingly, no filing fee is being paid at this time. After application of the registration fee due in connection with this registration statement on Form S-8, $5,596.07 remains available to the Registrant for future use.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Mereo BioPharma Group plc (the “Registrant”) for the purpose of registering an additional 5,234,938 ordinary shares, nominal value £0.003 per share (the “Ordinary Shares”), which may be issued pursuant to new and previously issued awards under the Mereo BioPharma Group plc 2019 Equity Incentive Plan and the Mereo BioPharma Group plc 2019 Non-Employee Equity Incentive Plan (collectively, the “Plans”), which share a common Ordinary Share pool. The number of Ordinary Shares available for issuance under the Plans is subject to increase on January 1st of each year in an amount equal to the lesser of (i) 4.5% of the Company’s issued and outstanding shares and (ii) such number of shares as determined by the plan administrator, in its discretion.

On May 21, 2019, the Company filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-8 (File No. 333-231636) (the “Prior Registration Statement”) to register 4,321,062 Ordinary Shares issuable under the Plans. The Registrant is filing this Registration Statement to register an additional 5,234,938 Ordinary Shares, which may be issued pursuant to new and previously issued awards under the Plans. Pursuant to Instruction E of Form S-8, the contents of Prior Registration Statement are hereby incorporated by reference herein, and the information required by Part II of Form S-8 is omitted, except as supplemented by the information set forth below.

Unless otherwise indicated or context otherwise requires, all references in this prospectus to the “Merger” are to the merger of Mereo MergerCo One Inc. and OncoMed Pharmaceuticals, Inc., with OncoMed Pharmaceuticals, Inc. surviving as a wholly-owned subsidiary of Mereo US Holdings Inc., and as an indirect wholly-owned subsidiary of Mereo BioPharma Group plc.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.	PLAN INFORMATION.*

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*

*

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing information specified in this Part I will be separately provided to the participants in the Plans covered by this registration statement, as specified by Rule 428(b)(1) under the Securities Act. Such documents will not be filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents are incorporated herein by reference:

(a)	The Registrant’s annual report on Form 20-F for the year ended December 31, 2018, filed with the SEC on April 29, 2019 and amended on May 29, 2019 (File No. 001-38452);

(b)

The Registrant’s report on Form 6-K filed with the SEC on February 18, 2020 (SEC Accession No. 0001193125-20-039926), which contains the Registrant’s unaudited pro forma condensed combined financial information as of June 30, 2019 and December 31, 2018 and for the year ended December 31, 2018 and the interim period ended June 30, 2019, giving effect to the Merger as if it had occurred on January 1, 2018;

(c)	The Registrant’s report on Form 6-K filed with the SEC on February 12, 2020 (SEC Accession No. 0001193125-20-032479);

(d)

The Registrant’s report on Form 6-K filed with the SEC on September 17, 2019 (SEC Accession No. 0001193125-19-246280), which contains the Registrant’s unaudited interim consolidated financial statements as of June 30, 2019 and 2018 and for the six months ended June 30, 2019 and 2018;

(e)	OncoMed Pharmaceuticals, Inc.’s annual report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 7, 2019 (File No. 001-35993);

(f)

All reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Registrant’s Form 20-F referred to in clause (a) above; and

(g)

The description of the Registrant’s Ordinary Shares and ADSs contained in the Registrant’s registration statement on Form 8-A, filed with the SEC on April 9, 2018 (File No. 001-38452), including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, including any Report of Foreign Private Issuer on Form 6-K submitted during such period (or portion thereof) that is identified in such form as being incorporated by reference into this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. The Registrant is not incorporating by reference any document or portion thereof, whether specifically listed above or to be filed in the future, that is not deemed “filed” with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Articles of Association of the Registrant provide that the Registrant may indemnify the directors and other officers of the Registrant in respect of any proceedings, whether civil or criminal, brought against them by reason of their being directors or officers of the Registrant and to the fullest extent permitted by the Companies Act 2006 of the United Kingdom (“CA 2006”).

Generally, under CA 2006, any provision by which the Registrant directly or indirectly provides an indemnity (to any extent) for a director of the Registrant or of an “associated company” (i.e., a company that is a parent, subsidiary or sister company of the Registrant) against any liability attaching to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he or she is a director is (subject to certain exceptions specified under CA 2006) void.

The Registrant has entered into a deed of indemnity with each of its directors, the form of which was filed as Exhibit 10.26 to the Registrant’s registration statement on Form F-4 (Registration No. 333-229351), as originally filed by the Registrant on January 25, 2019 and subsequently amended. Except as prohibited by applicable law, these deeds of indemnity may require the Registrant, among other things, to indemnify its directors for certain expenses, including attorneys’ fees, costs and expenses incurred by such directors with the prior written consent of the Registrant in any action or proceeding arising out of their service as a director of the Registrant, or one of its subsidiaries.

The Registrant maintains directors and officers insurance coverage, which, subject to policy terms and limitations, is expected to include coverage to reimburse the Registrant for amounts that it may be required or permitted by law to pay directors or officers of the Registrant.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

The exhibits listed below in the “Exhibit Index” are filed as a part of, or incorporated by reference into, this Registration Statement.

ITEM 9.	UNDERTAKINGS.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description

3.1	Articles of Association of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form F-4, filed with the SEC on January 25, 2019 (Registration No. 333-229351))

5.1*	Opinion of Mayer Brown International LLP

23.1	Consent of Mayer Brown International LLP (included in Exhibit 5.1)

23.2*	Consent of Ernst & Young LLP (UK), independent registered public accounting firm

23.3*	Consent of Ernst & Young LLP (US), independent registered public accounting firm

24.1	Powers of Attorney (included in signature page hereto)

99.1*	Mereo BioPharma Group plc 2019 Equity Incentive Plan, as amended on February 13, 2020

99.2	Mereo BioPharma Group plc 2019 Non-Employee Equity Incentive Plan, as amended on February 13, 2020 (included in Exhibit 99.1)

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in London, the United Kingdom on February 18, 2020.

MEREO BIOPHARMA GROUP PLC

By:	/s/ Denise Scots-Knight, Ph.D.
	Name:	Denise Scots-Knight, Ph.D.
	Title:	Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below hereby constitutes and appoints Denise Scots-Knight, Ph.D. and Richard Jones, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in any and all capacities, in connection with this registration statement, including to sign in the name and on behalf of the undersigned, this registration statement and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on February 18, 2020 in the capacities indicated:

Signature	Title

/s/ Denise Scots-Knight, Ph.D. Denise Scots-Knight, Ph.D.	Chief Executive Officer and Member of the Board (Principal Executive Officer)

/s/ Richard Jones Richard Jones	Chief Financial Officer and Member of the Board (Principal Financial Officer and Principal Accounting Officer)

/s/ Peter Fellner, Ph.D. Peter Fellner, Ph.D.	Chairman of the Board

/s/ Peter Bains Peter Bains	Member of the Board

/s/ Paul Blackburn Paul Blackburn	Member of the Board

/s/ Anders Ekblom, M.D., Ph.D. Anders Ekblom, M.D., Ph.D.	Member of the Board

/s/ Kunal Kashyap Kunal Kashyap	Member of the Board

/s/ Deepika R. Pakianathan, Ph.D. Deepika R. Pakianathan, Ph.D.	Member of the Board

/s/ Michael S. Wyzga Michael S. Wyzga	Member of the Board

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Mereo BioPharma Group plc has signed this registration statement on February 18, 2020.

Mereo US Holdings Inc.

By:	/s/ Denise Scots-Knight, Ph.D.
	Name:	Denise Scots-Knight, Ph.D.
	Title:	President